Prospectus Supplement No. 2	Filed pursuant to Rule 424(b)(3)
to Prospectus dated July 12, 2006	File No. 333-135344

AUXILIUM PHARMACEUTICALS, INC.

This document supplements the prospectus dated July 12, 2006, as supplemented from time to time, relating to the resale by the selling stockholders identified in the prospectus of 16,965,297 shares of common stock. This prospectus supplement is incorporated by reference into the prospectus. Shares of our common stock are quoted on the Nasdaq Global Market under the symbol “AUXL.” The last reported sale price of our common stock on September 4, 2007, as reported on the Nasdaq Global Market, was $19.77 per share. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

This supplement amends the table under the heading “Selling Stockholders” as found on page 23 of the prospectus to add OTA, LLC as a selling stockholder and to reflect the following transfer:

•	Caduceus Private Investments II, LP and affiliated entities transferred warrants exercisable for an aggregate of 340,339 shares of common stock to OTA, LLC.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS DATED JULY 12, 2006 FOR A

DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE

INVESTORS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 5, 2007

The following table sets forth information regarding the selling stockholders listed below as of September 5, 2007. This information replaces and supersedes the information regarding Caduceus Private Investments II, LP and affiliated entities in the table under the heading “Selling Stockholders” as found on page 23 of the prospectus.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering			Number of Shares of Common Stock Being Offered		Number of Warrant Shares Being Offered (1)	Shares of Common Stock Beneficially Owned After Offering (2)
	Number		Percentage				Number		Percentage
Caduceus Private Investments II, LP and affiliated entities	2,085,761	(10)	7.0%	1,133,332	(11)	—	612,090	(12)	1.94%

(10)	Includes 1,082,818 shares of common stock and 308,737 shares of common stock underlying warrants that are currently exercisable held by Caduceus Private Investments II, LP; 405,831 shares of common stock and 115,713 shares of common stock underlying warrants that are currently exercisable held by Caduceus Private Investments II (QP), LP; and 134,355 shares of common stock and 38,307 shares of common stock underlying warrants that are currently exercisable held by UBS Juniper Crossover Fund, L.L.C. The general partner of Caduceus Private Investments II, LP and Caduceus Private Investments II (QP), LP is OrbiMed Capital GP II, LLC. OrbiMed Advisors LLC is a member of PW Juniper Management LLC, which is the managing member of UBS Juniper Crossover Fund, L.L.C. OrbiMed Advisors LLC and OrbiMed Capital II, LLC share the same individual members. OrbiMed Advisors LLC and OrbiMed Capital II, LLC, and the individual members thereof, may be deemed to beneficially own securities held by each of the above entities and disclaim beneficial ownership of such securities, except to the extent of their respective pecuniary interests therein. Samuel D. Isaly, managing partner of OrbiMed Advisors, which advises Caduceus Private Investments II, LP, Caduceus Private Investments II (QP), LP, and UBS Juniper Crossover Fund, L.L.C., has voting and investment control over the securities held by Caduceus Private Investments II, LP, Caduceus Private Investments II (QP), LP, and UBS Juniper Crossover Fund, L.L.C. Jonathan Silverstein, a member of our Board of Directors from November 2003 to June 2004, is a partner of OrbiMed Advisors LLC.

(11)	Includes 756,124 shares of common stock offered by Caduceus Private Investments II, LP; 283,389 shares of common stock offered by Caduceus Private Investments II (QP), LP; and 93,819 shares of common stock offered by UBS Juniper Crossover Fund, L.L.C.

(12)	Includes 326,694 shares of common stock and 81,673 shares of common stock underlying warrants that are currently exercisable held by Caduceus Private Investments II, LP; 122,442 shares of common stock and 30,611 shares of common stock underlying warrants that are currently exercisable held by Caduceus Private Investments II (QP), LP; and 40,536 shares of common stock and 10,134 shares of common stock underlying warrants that are currently exercisable held by UBS Juniper Crossover Fund, L.L.C.

The following table sets forth information as of September 5, 2007 regarding the selling stockholder listed below. The selling stockholder, which acquired the securities referenced below from entities affiliated with Caduceus Private Investments II, LP has not held any position or office with us or any of our predecessors or affiliates within the last three years or had a material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of ownership of our shares or other securities. The information in the following table supplements the information in the table under the heading “Selling Stockholders” in the prospectus in order to reflect the addition of OTA, LLC as a selling stockholder.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Number of Warrant Shares Being Offered(1)		Shares of Common Stock Beneficially Owned After Offering(2)
	Number	Percentage				Number		Percentage
OTA, LLC (19)	—	—	—	340,339	(23)	555,978	(24)	1.90%

(19)	Selling stockholders who are registered broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act. In addition, selling stockholders who are affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act if such selling stockholder (a) did not acquire its shares being offered in the ordinary course of business or (b) had any agreement or understanding, directly or indirectly, with any person to distribute the securities. To our knowledge, no selling stockholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

(23)	Includes 227,064 shares of common stock underlying warrants that are currently exercisable which were acquired from Caduceus Private Investments II, LP; 85,102 shares of common stock underlying warrants that are currently exercisable which were acquired from Caduceus Private Investments II (QP), LP; and 28,173 shares of common stock underlying warrants that are currently exercisable which were acquired from UBS Juniper Crossover Fund, L.L.C. and are reported as beneficially owned by Caduceus Private Investments II, LP and affiliated entities prior to this offering. Ira Leventhal, a senior managing director of OTA, LLC (“OTA”) has voting and dispositive power over the securities held by OTA.

(24)	Includes 555,978 shares of common stock underlying warrants that are currently exercisable, of which 81,673 shares of common stock underlying warrants were acquired from Caduceus Private Investments II, LP; 30,611 shares of common stock underlying warrants were acquired from Caduceus Private Investments II (QP), LP; and 10,134 shares of common stock underlying warrants were acquired from UBS Juniper Crossover Fund, L.L.C and are reported as beneficially owned by Caduceus Private Investments II, LP and affiliated entities after this offering.